Exhibit 23.1

                         CONSENT OF ERNST & YOUNG

To the Board of Directors of
RenaissanceRe Holdings Ltd.

We consent to the incorporation by reference in the registration statement (No. 333-06339) on Form S-8 of RenaissanceRe Holdings Ltd. of our report dated January 14, 1998, relating to the consolidated financial statements of RenaissanceRe Holdings Ltd. and Subsidiaries as of and for the years ended December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 and our report dated January 14, 1998 on the schedules included in the Company's 1997 Annual Report on Form 10-K, which reports are incorporated by reference/included in the December 31, 1997 Annual Report on Form 10-K of RenaissanceRe Holdings Ltd.

                                              /s/ Ernst & Young


Hamilton, Bermuda
March 26, 1998